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                                   EXHIBIT 12
                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                             MARCH      MARCH
(DOLLARS IN THOUSANDS)                        1997       1996
                                            -------    -------
  EARNINGS:
     PRE-TAX  INCOME                         24,486     21,384
     ADD:  FIXED  CHARGES                     3,776      3,938
     LESS:  INTEREST  CAPITALIZATION           (132)       (53)
                                            -------    -------
                        TOTAL EARNINGS       28,130     25,269
                                            =======    =======
  FIXED  CHARGES:
     INTEREST  EXPENSE                        3,030      3,322
     INTEREST  CAPITALIZATION                   132         53
     INTEREST  PORTION  OF RENTAL EXPENSE       614        563
                                            -------    -------
                     TOTAL FIXED CHARGES      3,776      3,938
                                            =======    =======
                        TOTAL EARNINGS       28,130     25,269
  DIVIDED  BY:
                     TOTAL FIXED CHARGES      3,776      3,938
                                            -------    -------
                            RATIO              7.45       6.42



NOTE: PREFERRED DIVIDENDS ARE EXCLUDED. AMORTIZATION OF DEBT EXPENSE AND DISCOUNTS AND PREMIUMS WERE DEEMED IMMATERIAL TO THE ABOVE CALCULATION. INTEREST PORTION OF RENTAL EXPENSE INCLUDES CONSERVATIVE ESTIMATES BASED ON CALCULATIONS FROM PRIOR YEARS.